Calpian’s Money-On-Mobile Expands Mobile Payments Footprint in India, Exceeds 123 Million Cumulative Unique Users

India’s leading mobile payments service provider extends growth; monthly processed volume increased 5 percent over prior month and 90 percent year-over-year

DALLAS and MUMBAI – February 20, 2015  – Calpian, Inc. (OTCQB: CLPI) announced that for the month ending January 31, 2015, its Mumbai-based subsidiary Money-On-Mobile has been accessed by 123,990,278 million cumulative unique users since its inception with a total of 8,735,533 million unique users accessing the service in January. Money-On-Mobile is a mobile payments service provider that allows Indian consumers to use their mobile phones to pay for goods and services, or transfer funds from one cell phone to another using simple SMS text functionality.

Money-On-Mobile is now offered to Indian consumers through 241,920 retail locations throughout India, an increase of 5,649 stores compared to 236,271 stores in December.  Repeat users of the service in January equaled 5,959,026, which is a 34 percent increase from the month prior. Processed transaction volume for January in Indian rupees equaled 1,283,994,347 INR, a 5 percent increase over the prior month and a 90 percent increase compared to the single month volume processed a year ago for the month ending January 31.  January’s processed transaction volume was approximately $20.7 million USD at the exchange rate on January 31.

“The demand for mobile money in India continues to grow because the majority of our country’s 1.2 billion people do not have access to, or even desire, traditional banking services,” said Shashank Joshi, founder and managing director of Money-On-Mobile. “Mobile money is an increasingly important service for Indian consumers who want to simplify the way they pay for everyday expenses such as utility, mobile phone and cable television bills. Our January expansion marked a solid start to 2015 and we remain focused on expanding our customer base, retail distribution and services.”

“I’m pleased with Money-On-Mobile’s strong performance in terms of new subscribers, expanding retail distribution and monthly processed transaction volume,” said Calpian CEO Harold Montgomery. "The global market for mobile payments is rapidly expanding with India being the most compelling market of all. Our continued success demonstrates that Money-On-Mobile offers a model for mobile payments that works, and we remain focused on driving growth and expanding our service offerings.”

About Calpian, Inc.

Calpian, Inc. (CLPI) is a global mobile payments technology and processing company offering mobile payment services through Indian subsidiary Money-On-Mobile and domestic transaction services through Calpian Commerce. Money-On-Mobile is a mobile payments service provider that enables Indian consumers to use their mobile phones to pay for goods and services, or transfer funds from one cell phone to another using simple SMS text functionality. Calpian Commerce provides the U.S. merchant community with an integrated suite of payment processing services and related software products. For more information, visit www.calpian.com.

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